
Zao Wou-Ki (b. 1921–d. 2013)
Initial Offering Price
$416,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
16.7%
Similar Sales
Record Price
Repeat Sales
$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
01
04
07
10
13
16
19
22
Sharpe Ratio (1984-2022)
watch video
Zao Wou-Ki
▲1.02
All Art
0.28
S&P 500
0.59
0% Progress
MEMBERS ONLY
With an average auction price increase of 40% over the past 5 years, paintings by Zao Wou-Ki executed in the 1970s have outperformed his market as a whole.
INVESTMENT THESIS



Zao Wou-Ki

(b. 1921–d. 2013)

Why we like this offering

1. In 2022, Zao Wou-Ki's auction turnover reached over $100 million dollars ranking him among the top 25 of all artists worldwide, and 2nd among all Chinese artists.
2. The Artwork marks the start of Zao Wou-Ki's shift away from his hurricane period (1959-1972) into his more ambient, blurry abstract paintings of the 1970s.
3. Zao Wou-Ki's 1970s paintings are characterized by their shift away from the angular brushstrokes of his Hurricane period, and towards loose, winding brushstrokes, blurred backgrounds, and saturated colors to create dreamlike atmospheric environments that allude to natural landscapes but maintain a sense of abstraction.
4. The Artwork features a grayscale palette with a white background and gray and black layers of paint that dominate the lower third of the canvas. The Artwork exemplifies Zao's use of undulating and blurred brushstrokes.
5. As of June 21, 2023, examples similar to the Painting have achieved prices at auction in excess of $650,000, and include: "06.10.70" (1970), which sold for $745,266 in December 2022, "14/10/69" (1969), sold for $ 1,509,831 in December 2022, and "14.11.74" (1974) for $684,458 in November 2016.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$79,289,707	133	$57,491,550

Average Prices



3.7M
2.8M
1.8M
923.9K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



273.5M
205.1M
136.7M
68.4M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold



195
146.25
97.5
48.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$416,000**
Offering Circular	sec.gov/edgar

Painting







About Zao Wou-Ki

Zao Wou-Ki (b. 1921, Beijing, China- d 201, Nyon, Switzerland) was accepted, at the age of fifteen to the prestigious Hanzhou National College of Art. Wou-Ki is considered one of the three musketeers of Chinese modernism. Zao permanently relocated to France and was granted citizenship in 1964. While in Paris, he worked alongside Pierre Souglages, Joan Mitchell, and others.

INVEST NOW

ZAO

WOU-KI

B. 1920 - D. 2013, CHINA



Oil on canvas | 18 × 21 in. (46 × 53 cm.)

Zao Wou-Ki is considered one of the pioneers of modern Chinese painting.

$416,000

INITIAL OFFERING

16.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

▲1.02

SHARPE RATIO[3]

31.5%

ANNUAL APPRECIATION OF RECORD PRICES[4]

16.2%

MEDIAN APPRECIATION OF REPEAT SALES[5]

The Artwork marks the start of Zao Wou-Ki's shift away from his hurricane period (1959-1972) into his more ambient, blurry abstract paintings of the 1970s. Zao's 1970s paintings are characterized by their shift away from the angular brushstrokes of his Hurricane period, and towards loose, winding brushstrokes, blurred backgrounds, and saturated colors to create dreamlike atmospheric environments that allude to natural landscapes but maintain a sense of abstraction. The Artwork is typical of Zao's small scale oil on canvas paintings and reflects the artist's shift in 1970 away from line and towards ambient space. The Artwork features a grayscale palette with a white background and gray and black layers of paint that dominate the lower third of the canvas. The Artwork exemplifies Zao's use of undulating and blurred brushstrokes. As of June 13, 2023, examples similar in period, scale, and palette to the Painting that have achieved prices at auction in excess of $650,000, and include: 06.10.70 (1970), which sold for HKD 5,796,000 ($745,266) at Sotheby's, Hong Kong on December 15, 2022, 14/10/69 (1969), which is larger than the Artwork and sold for HKD 11,745,000 ($ 1,509,831) at Phillips, Hong Kong on December 1, 2022,, and 14.11.74 (1974) for HKD 5,310,000 ($684,458) at Poly Auction, Hong Kong, on November 25, 2016.The Artwork previously sold at auction once at Ketterer Kunst GnbH in Munich, Lot #246, on December 8, 2012, where it sold for $ 543,648 (€ 420,000). The Artwork's period, composition, and execution make it a commercial and desirable work by Zao Wou-Ki.

Zao has been the subject of retrospectives at Hayden Gallery, Massachusetts Institute of Technology, Cambridge in 1964; Museum Folkwang, Essen, West Germany in 1965; Fine Arts Museum, Taipei in 1993; and Jeu de Paume, Paris in 2003.

AS OF JUNE 14, 2023, ALL OF THE ARTIST'S TOP TEN AUCTION RECORDS HAVE BEEN ACHIEVED SINCE JANUARY 1, 2017, LED BY JUIN-OCTOBRE 1985 (1985), WHICH SOLD ON SEPTEMBER 30, 2018 FOR HK$510,371,000 (US$65,204,488), FOLLOWED BY 29.09.64 (1964), WHICH SOLD ON MAY 26, 2022 FOR HKD$278,000,000 ($35,414,698), AND 04.01.79 (1979), WHICH SOLD ON DECEMBER 4, 2020 FOR CN¥174,800,000 (US$26,762,229).

He also received Japan's Imperial Prize for painting in 1994, and was elected to the Académie des beaux-arts, Paris in 2002. His work is now represented in renowned international collections, including the Tate Gallery, London; Museum of Modern Art, New York; Guggenheim Museum, New York; Art Institute of Chicago; and Musee d'Art Modern, Paris, among others. As of June 14, 2023, all of the artist's top ten auction records have been achieved since January 1, 2017, led by Juin-Octobre 1985 (1985), which sold on September 30, 2018 for HK$510,371,000 (US$65,204,488), followed by 29.09.64 (1964), which sold on May 26, 2022 for HKD$278,000,000 ($35,414,698), and 04.01.79 (1979), which sold on December 4, 2020 for CN¥174,800,000 (US$26,762,229).

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$1.6M
$1.2M
$0.8M
$0.4M
1999
2002
2004
2005
2007
2008
2010
2012
2013
2015
2016
2018
2019
2021
2023

Zao Wou-Ki (b. 1920, Beijing, China - d. 2013, Nyon, Switzerland) is considered one of the pioneers of modern Chinese painting. He studied at the Hangzhou Art Academy under Wu Dayu where he cultivated a modernist aesthetic that drew from Chinese literati painting's interest in nature for six years before becoming a drawing instructor there. In 1948, he moved to Paris where he befriended artists including Alberto Giacometti and Joan Miró. Zao's influences expanded to reflect his international existence; Paul Klee in particular inspired Zao to explore the lyrical abstraction and contemporary painting techniques that now distinguish his work. His work from the mid-1950s directly references his Chinese influences, occasionally including calligraphy. In 1957, Zao visited New York City for the first time and had his first solo exhibition in the United States two years later at Kootz Gallery in New York, which established his presence in the Post-War movement alongside other painters the gallery represented, such as Pierre Soulages, Hans Hoffmann and Robert Motherwell. 1959 to 1972 marks his famed Hurricane Period in which he painted 100 large panel-sized works that synthesize his Chinese and Western influences. In 1968, Zao was featured in the exhibition, "Painting in France 1900-1967," which brought his work to major American museums including the National Gallery of Art in Washington, DC, the Metropolitan Museum of Art in New York, and the Boston Museum of Fine Arts. In the 1970s, his work shifted away from line and gesture and towards loose, gestural brushstrokes, blurred backgrounds, and saturated colors to create dreamlike atmospheric environments that allude to natural landscapes but maintain a sense of abstraction. This marks a transition into Zao's Infinity Period of the 1980s, characterized by its particular focus on luminosity and brighter palette. Zao died on April 9, 2013, in Nyon, Switzerland.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Zao Wou-Ki with the following criteria: On canvas paintings from 1968 to 1979 that are between 15 by 15 inches and 25 by 25 inches in size and share a similarly grayscale palette. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. Where an auction house's buyer's premium could not be determined at the time of the sale, a buyer's premium of 10% is assumed. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.7% CAGR implied from selected sales occurring from November 26, 1999 to October 25, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Zao Wou-Ki has a risk-adjusted appreciation of 1.02. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Zao Wou-Ki have a record price compound annual growth rate ("CAGR") of 31.5% from February 23, 1985 to December 31, 2022. This calculation is based on (i) a record price of $1,800 on February 23, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $57,491,550, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Zao Wou-Ki is 16.2%, which is based on 89 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Zao Wou-Ki was March 21, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Zao Wou-Ki was December 13, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources.